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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 18, 2001
                                                  ------------------------------

                            York Research Corporation
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               (Exact name of registrant as specified in charter)

      Delaware                         0-72                   06-0608633
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(State or other jurisdiction        (Commission             (IRS Employer
      of Incorporation)             File Number)          Identification No.)

              280 Park Avenue, Suite 2700 West, New York, NY 10017
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               (Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code:(212) 557-6200
                                                   -----------------------------
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(Former name or former address, if changed since last report

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Item  9. Regulation FD Disclosure.

      At its annual meeting of shareholders held on July 18, 2001, Mr. Robert M. Beningson, the Company's Chairman, made remarks concerning the results of the shareholder vote and certain of the Company's projects. The press release issued with respect to such comments is annexed hereto as Exhibit 1.

      In addition, in response to questions from the floor of the meeting, the Chairman made the following observations:

      The Chairman discussed the projects the Company is exploring in New Mexico and Western New York State. Each of these projects is at a very preliminary stage, and there can be no assurance that they will reach fruition. The Chairman also commented on the renewable energy market generally.

      The Chairman commented on the status of the Company's negotiations with its creditors and the transactions contemplated in connection therewith. The Chairman noted that although the process has been extensively delayed, he is hopeful that documents with the creditors would be finalized within the month, and that funding of the proposed trust would take place this year. In connection with the formation and funding of the proposed trust, the Chairman noted that it was likely that the Company might sell the Company's Trinidad facility. He noted that the current value was at least $50 million in excess of current book carrying costs. He also discussed the current auction by Edison Mission Energy of its 50% share of the Brooklyn Navy Yard facility; that the Company had held preliminary discussions with certain of the bidders, and that he believed that the opportunity to maximize value would likely be through the sale of the remaining interests to the successful bidder. In general, the Chairman observed that in his opinion, York's equity interest in its generating facilities was substantially in excess of their carrying value on the Company's books, but that the tax on any gains on sale would be mitigated by the Company's net operating loss carryforward and (in the case of Trinidad) by the fact that the sale would be offshore.

      The Chairman said that he did not expect to redeem the Company's Class B Warrants on July 31, and that instead the Company would seek an extension of the warrants, with the possibility of some cash payment.

      Given the preliminary nature of much of the matters on which the Chairman commented in response to questions from the floor,

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there can be no assurance that the views expressed by the Chairman will come to pass.

Exhibit 1 - Press Release dated July 18, 2001

                                                    YORK RESEARCH CORPORATION
                                                    (Registrant)

                                                    By: /s/ Michael Trachtenberg
                                                        ------------------------
                                                        Michael Trachtenberg,
                                                        Executive Vice President

Dated:  July 18, 2001

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                YORK RESEARCH ANNOUNCES TWO NEW RENEWABLE ENERGY
                           PROJECTS AT ANNUAL MEETING

      New York, N.Y., July 18, 2001-- York Research Corporation (NASDAQ:YORK) At the Annual Meeting of Stockholders of York Research Corporation ("York") held on July 18, 2001, with over 90% of total outstanding shares voted, the Chairman and two outside directors were overwhelmingly re-elected to York's Board of Directors. The appointment of Grant Thornton LLP as the independent certified public accountants for the fiscal year ending February 28, 2002 was also ratified.

      The Chairman discussed the results of operations and various events that have affected the Company for the last two fiscal years.

      York then announced that through a proposed joint venture, the Company intends to develop a 620 megawatt power generating facility in Yuma County, Arizona. The Project will be a natural gas fired combined cycle power plant, supplemented by York Research's Patented SEECOT(TM) system solar energy technology.

      The SEECOT(TM) system utilizes solar energy to increase overall plant power output during summer peak hours and by displacing fossil fuel improves plant competitiveness. The SEECOT(TM) system will also provide a significant amount of solar portfolio credits for use by Arizona utilities and retail service providers as required by Arizona law.

      York also announced that the government of the Dominican Republic has now executed a guarantee of payments for power to be delivered under a previously awarded 30 year power purchase agreement with Corporation Dominicana de Electricidad, the national power utility. York continues to develop the 115 megawatt windpower project to be built in Puerto Plata with initial service planned for next year. The facility when complete would provide at least 340 million kilowatt hours of electricity per year.

      Other opportunities for project development in the renewables area were discussed, including those in New Mexico and Western New York.

      York Research Corporation develops, constructs and operates Green energy production facilities, including those that utilize natural gas as fuel to produce thermal and electric power ("cogeneration") or renewable energy projects primarily

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converting wind energy into transmittable electric power.

This press release contains forward-looking statements which are subject to change. The actual results may differ materially from those described in any forward-looking statements. Readers are cautioned not to place undue reliance on those forward-looking statements which speak only of the date hereof. Additional information concerning potential factors that could affect the Company's financial results is included in the Company Form 10-K for the fiscal year ended February 28, 2001, and subsequent Quarterly Reports. Contact: Kenneth Melmed, Corporate Communications, York Research Corporation, 280 Park Avenue, Suite 2700W, New York, NY 10017, Telephone: (212) 557-6200